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(PETROQUEST ENERGY, INC. LOGO)

NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Robert R. Brooksher, Vice President -
                                   Corporate Communications
                                   (337) 232-7028


              PETROQUEST ENERGY ANNOUNCES THIRD QUARTER PRODUCTION
                 AND ADJUSTS FOURTH QUARTER PRODUCTION GUIDANCE

Lafayette, Louisiana - October 26, 2004 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today its production for the third quarter of 2004 was 41.2 Mmcfe per day net to the Company which is within its previously issued guidance of 40-42 Mmcfe per day.

The majority of its Gulf of Mexico offshore facilities previously evacuated and shut-in due to Hurricane Ivan have returned to full operations. None of PetroQuest's facilities sustained significant damage, but approximately 9.5-10 Mmcfe per day of net production from the Main Pass 74 Field remains off-line due to downstream third-party pipeline damage. The Company believes that the line could return to full operations sometime in December, but is forecasting no production from its Main Pass 74 Field during the fourth quarter. As such, the Company estimates its fourth quarter 2004 net production at 33-35 Mmcfe per day, which is revised from its pre-storm fourth quarter guidance of 42 - 44 Mmcfe per day.

"For the year 2004, revenue, income and cash flow per the Company's mid-year internal forecast have not been materially affected by the deferred production due to Hurricane Ivan as compared to the Company's current internal forecast. This is primarily because of increased commodity prices, anticipated increased commodity prices and forecasted additional production from other fields," said Charles T. Goodson, Chairman, Chief Executive Officer and President.

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.